Exhibit 99.1

August 21, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Board Elects Scully as New Director

CHARLOTTE – The Bank of America Corporation Board of Directors today elected Robert W. Scully as a new director, effective immediately.

Scully, 59, served as a member of the office of the chairman of Morgan Stanley focusing on the firm’s key clients until January 2009, when he retired after nearly 35 years in the financial services industry.

While co-president at Morgan Stanley, Scully was responsible for asset management, the Discover card business and merchant banking activities. Prior to that, he served as chairman of global capital markets and was vice chairman of investment banking where he was responsible for talent development, senior client relationships and strategic initiatives. Before joining Morgan Stanley in 1996, Scully served as a managing director at Lehman Brothers and at Salomon Brothers.

Scully is chairman of the New York City region of Teach for America, Inc. and is also a member of the board of directors of the Global Fund for Children. Scully previously served as a member of the board of directors of GMAC Financial Services and MSCI Inc.

He received a bachelor’s degree from Princeton University in 1972 and an MBA from Harvard Business School in 1977.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,500 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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